Exhibit 10.5

Exhibit 10.5

Exhibit 10.5

Exhibit 10.5

Exhibit 10.5

Exhibit 10.5

Exhibit 10.5

Exhibit 10.5

Exhibit 10.5

Exhibit 10.5

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS
THIS DOCUMENT IT IS INTENDED TO BE A LEGALLY BINDING AGREEMENT. READ IT CAREFULLY.

This agreement is by and between Spencer Springs LLC ("Seller") and Roger Anderson and/or assignee ("Buyer") Within 10 business days of acceptance of this Agreement, Buyer shall deposit with the "Escrow Holder" in paragraph 4 below, the sum of Twenty Thousand dollars ($20,000.00). This sum is a deposit ("Deposit") to be deposited into escrow and to be applied to the purchase price of that certain land and improvements thereon (collectively referred to as the "Property") located at 1725 E. Warm Springs Rd. City of Las Vegas, County of Clark, State of Nevada, and more particularly described as follows: A 24,336 square foot Shopping Center, 2.11 Acre parcel of land. APN # 177-11-101-004, APN #177-11-101-005

TERMS AND CONDITIONS

Seller agrees to sell the Property, and Buyer agrees to purchase the Property, on the following terms and conditions:

1.) **PURCHASE PRICE:** The "Purchase Price" for the Property is Three Million Eight Seventy Five Dollars ($3,875,000.00). The balance of the purchase price shall be payable at close of escrow pursuant to the terms stated herin.

2.) **DOWN PAYMENT:** Buyer shall make a cash down payment of ($675,000.00) Six Hundred Seventy Five Thousand Dollars Firm.

3.) **EXSISTING LOAN:** Buyer In certified funds on or before the close of escrow, Buyer to take existing mortgage subject to its current terms and conditions. This offer is subject to verification of pre-lim, existing loan balance, and its terms and conditions. Buyer to make first payment after the close of escrow. All payments, impounds and taxes to be current at close of escrow.

4.) **NEW SELLER LOAN:** Seller to carry back a second deed of trust in the amount of ($950,000.00) Nine Hundred Fifty Thousand Dollars. Escrow shall prepare a deed of trust and note with the following terms and conditions; Interest to be 4% interest only payments or more if Buyer wish's all due in 3 years. Note shall be assumable by any other party with Sellers approval which shall not be unreasonably withheld. This shall be a non-recourse loan with no personal guarantee by Buyer. Once property is leased to 85% Interest on Sellers carry back shall be increased to 7%.

5.) **ESCROW:** Buyer shall open escrow with Chicago Title ("Escrow Holder") by the simultaneous deposit of a copy of this executed agreement and Buyer's Deposit with Escrow Holder (defined as "Opening of Escrow"). Seller and Buyer shall execute such further documents or instruments, as Escrow Holder may deem necessary to close this transaction within Escrow Period. Close of escrow ("Closing Date") shall mean the date on which the deed transferring title to the Property is recorded. Escrow fees shall be paid by Seller and Buyer Split Equally. All other closing cost shall be paid in accordance with the custom in the county where the property is located.

6.) **PRORATIONS:** Rents (Rents are assumed collected when due), real property taxes, premiums on insurance, interest on any debt being assumed or taken subject to by Buyer, and any other expenses of the Property shall be prorated as of the Closing Date. All deposits, advance rentals, pre-paid contracts and the amount of any future lease credits, shall be credited to Buyer. The amount of any bond or assessment currently due, which is a lien and not customarily paid with real property taxes, shall be paid by Seller.

7.) **TITLE:** Within Seven (7) business days after acceptance of Purchase Agreement, Seller shall procure and cause to be delivered to Buyer a preliminary title report issued by Chicago Title (the "Title Company") on the Property. Within Five (5) business days following receipt thereof, Buyer shall deliver to Seller written notice of any exceptions to which Buyer reasonably objects. Failure of Buyer to object within this time period is a waiver of exceptions to title. If Buyer objects to any exceptions, Seller shall within Five (5) business days after receipt of Buyer's objections, deliver to Buyer written notice that either (i) Seller has removed, or prior to Close of Escrow will remove, the exception(s) to which Buyer has objected to, or (ii) Seller is unwilling or unable to eliminate said exception(s). If Seller fails to so notify Buyer or is unwilling or unable to remove any such exception by the Closing Date, Buyer within 48 hours of time period set forth above, may elect to terminate this Agreement and receive back the entire Deposit, in which event Buyer and Seller shall have no further obligations under this Agreement or, alternatively within said stated 48 hour

BUYER [RA] SELLER [JB]

time period, Buyer may elect to purchase the Property subject to such exception(s). Seller shall convey by grant deed to Buyer (or to such other person or entity as Buyer may specify) marketable fee title subject only to the exceptions approved by Buyer in accordance with this Agreement. Title shall be insured by a standard California Land Title Association (CLTA) owner's policy of title insurance issued by the Title Company in the amount of the purchase price with premium paid by Seller. Should Buyer desire an Alta Policy, Buyer shall pay all cost for same in excess of the costs for the CLTA policy, including but not limited to an ALTA Survey, if required.

8.) **PERSONAL PROPERTY:** Title to any personal property located at the Property to be conveyed to Buyer in connection with the sale of the Property shall be conveyed to Buyer by Bill of Sale on the Closing Date free and clear of all encumbrances (except those approve by Buyer). The Price of these items shall be included in the purchase price for the Property.

9.) **BUYER'S INVESTIGATIONS & CONDITIONS OF PROPERTY:** It is understood and agreed that Buyer has, or will have prior to the Closing Date, inspected the Property as a part of these investigations. During business hours by appointment, Buyer and Buyer's agents, employees, contractors and inspectors shall have the right, privilege and license to enter onto the Property, at Buyer's sole cost and expense for the purposes of conducting their inspections.

10.) **DOCUMENT CONTINGENCIES:** Seller agrees to provide Buyer with items listed below within **Ten (10) Business days** following acceptance of this Agreement.

a.) All rental agreements, leases, service and maintenance contracts affecting the property.
b.) All bonds and assessments affecting the property, currently known to Seller.
c.) All notes and security instruments affecting the Property, if they are going to be assumed or taken subject to.
d.) A complete and current rent roll, including a schedule of all tenant deposits, credits, fees and any other economic concessions that will have the effect of reducing the scheduled rental income.
e.) A written inventory of all items of Personal Property to be conveyed to Buyer at close of escrow.
f.) Copy of applicable Covenants, Conditions and Restrictions (CC&R's) affecting the property
g.) Copy of Site Improvement Plans, Certificates of Completion and Occupancies, Copy of Contractor warranties.
h.) Seller shall provide any existing appraisals, environmental reports, physical inspection reports, and surveys to the extent that they are in Seller's possession

11.) **PHYSICAL INSPECTION:** Buyer shall have until 45 days from acceptance of this offer to inspect the physical condition of the Property, including, but not limited to interior inspections, soil conditions and the presence or absence of hazardous materials on or about the Property. Physical inspection also to include Buyer's investigations of Federal, State and local laws to determine what change to the property, if any, are required, and to notify the Seller in writing if the Buyer disapproves same. If Buyer fails to timely disapprove of these items in writing, such items shall be deemed approved. If Buyer disapproves in writing the physical condition of the Property within the specified time, this Agreement shall be null and void and Buyer's entire Deposit shall be returned, and Buyer and Seller shall have no further obligations hereunder. All cost of any such inspection and testing shall be at Buyer's expense

12.) **ESTOPPEL CERTIFICATES (LEASED PROPERTIES):** Seller shall deliver to Buyer, within ten (10) business days prior to the Closing Date, estoppel letters and subordination agreements (provided by Buyer's Lender), from each lessee or tenant. Buyer shall have three (3) business days after receipt to disapprove, in writing, the Estoppel Certificates. Buyer may only disapprove said certificates, and cancel the Agreement if the certificates reflect that gross income from the Property, a) is materially less than that previously represented by Seller, or b) the terms and/or conditions stated on the certificate do not reflect what was represented to Buyer. Upon such disapproval, Buyer's entire Deposit shall be returned, and the parties shall have no further obligations hereunder.

BUYER [______] SELLER [______]

13.) **RISK OF LOSS:** Risk of loss to the Property shall be borne by Seller until title has been conveyed to Buyer. In the event that the improvements on the Property are destroyed or materially damaged between acceptance of this Agreement and the date title is conveyed to Buyer, Buyer shall have the option of demanding and receiving back the entire Deposit and being released from all obligations hereunder, or alternatively, taking such improvements as Seller can deliver. Upon Buyer's physical inspection and approval of the Property, Seller shall maintain the Property through close of escrow in the same condition and repair as approved, reasonable wear and tear excepted.

14.) **POSSESSION:** Possession of the Property shall be delivered to Buyer on the Closing Date. All keys, leases, rental agreements, ongoing vendor contracts etc., shall be delivered to Buyer at close of escrow.

15.) **LIQUIDATED DAMAGES: By placing their initials immediately below, Buyer and Seller agree that it would be impractical or extremely difficult to fix actual damages in the event of a default by Buyer, that the amount of Buyer's Deposit hereunder is the parties reasonable estimate of Seller's damages in the event of Buyer's default, and upon the Buyer's default in its purchase obligations under this Agreement, not caused by any breach by Seller, Seller shall be released from its obligation to sell the Property and shall retain Buyer's Deposit as liquidated damages, which shall be Seller's sole and exclusive remedy in law or at equity for Buyer's default.**

Seller's Initials ________ **Buyer's Initials** ________

16.) **BUYER EXCHANGE:** 1031 Exchange. Seller shall cooperate, at no material cost to Seller, with Buyer in order to effectuate a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, and in connection therewith Buyer shall be permitted to assign this Agreement to a qualified intermediary for the purpose of completing such exchange. **This offer shall be subject to the successful close of Buyer's 1031 exchange(s). Buyer's exchange properties shall close during the above referenced contingency period. Should Buyer's exchange properties not successfully close during this time, either Buyer or Seller may terminate said transaction, and all deposit monies shall be returned to Buyer.**

17.) **ARBITRATION OF DISPUTES:** Any disputes arising hereunder shall be resolved in a binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The prevailing party in such arbitration shall be entitled to its reasonable attorney's fees and cost.

18.) **SUCCESSORS & ASSIGNS:** This Agreement and any addenda hereto shall be binding upon and inure to the benefit of the heirs, successors, agents, representatives and assigns of the parties hereto. Buyer may assign this contract or any interest therein, without Seller's prior written consent which shall not unreasonably be withheld, to a Limited Liability Company or other similar entity.

19.) **ATTORNEY'S FEES:** In any litigation, arbitration or other legal proceeding which may arise between any of the parties hereto, the prevailing party shall be entitled to recover all of its costs, including the costs of arbitration, and reasonable attorney's fees in addition to any other relief to which such party may be entitled.

20.) **TIME:** Time is of the essence of this Agreement.

21.) **NOTICES:** All notices required or permitted hereunder shall be given to the parties in writing at their respective addresses as set forth below and shall be effective upon receipt. Should the date upon which any act required to be performed by this Agreement fall on a Saturday, Sunday or Legal Holiday, the time for performance shall be extended to the next business day.

22.) **FOREIGN INVESTOR DISCLOSURE:** Seller and Buyer agree to execute and deliver any instrument, affidavit or statement, and to perform any act reasonably necessary to carry out the provisions of the Foreign Investment in Real Property Tax and regulations promulgated thereunder.

23.) **OTHER TERMS & CONDITIONS:** Buyer and Seller also acknowledges that they each have a Real Estate License in the states of Nevada and California. Seller shall be responsible for the leasing of any and all vacant space in shopping center along with all cost associated with said leasing until such time as escrow closes. Once the shopping center is 85% leased Buyer shall start making interest or more payments on Sellers second deed of trust. No Commissions will be due or payable by either party.

BUYER [______] SELLER [______]

Seller shall, prior to and as a condition of closing, provide Buyer with the following:

a.) Seller will assign any contractors' warranty(s) on all buildings, structures, equipment, tenant improvements, and site improvements.

24.) **ENTIRE AGREEMENT; MODIFICATION:** Any addendum attached hereto and either signed or initialed by the parties shall be deemed a part hereof. This Agreement, including addenda, if any, expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regard to the Property. There are no other understandings, oral or written, which in any way alter or enlarge its terms, and there are no warranties or representations of any nature whatsoever, either expressed or implied, except as set forth herein. Any future modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

25.) **SELLERS DISCLOSURES:**

a.) Authority: Seller has the full right, power and authority to sell the Property as provided herein, and this Agreement and all documents executed by Seller which are to be delivered to Buyer hereunder will be duly authorized, executed and delivered by Seller are legal, valid and binding obligations of Seller and do not violate the provisions of any agreement or judicial order to which Seller is a party or to which it is subject. Seller shall obtain board of directors approval no later than July 21, 2004.

b.) Seller agrees to disclose, to the best of Seller's knowledge, any information regarding known hazardous materials located on the Property, known material defects of the Property, known non-compliance with applicable laws and flood zones as set forth on HUD "Special Flood Zone Area Maps".

26.) **LENGTH OF OFFER:** Buyer's signature heron constitutes an offer to Seller to purchase the Property on the terms and conditions set forth herein. Unless acceptance hereof is made by Seller's execution of this Agreement and delivery of a fully executed copy to Buyer, in person or at the address shown below, on or before **5:00 PM Pacific Standard Time, July 21, 2004**, this offer shall be null and void, the Deposit shall be returned to Buyer, and neither Seller nor Buyer shall have any further rights or obligations hereunder. Delivery shall be effective upon personal delivery to Buyer or Buyer's agent or, if by mail, on the next business day following the date of postmark.

27.) **GOVERNING LAW:** This Agreement shall be governed by and construed in accordance with the laws of the State in which the subject property is located.

The undersigned Buyer hereby offers and agrees to purchase the above described Property for the price and upon the terms and conditions herin stated. This offer is made by Buyer to Seller on this 7th day of July, 2004. Buyer hereby acknowledges receipt of an executed copy of this Agreement.

BUYER: [signature] ADDRESS: P.O. BOX 36069
Roger Anderson LAS VEGAS, NV 89133
DATE: 7-7-04 (702) 877-0100

SELLERS ACCEPTANCE

The undersigned Seller accepts the foregoing offer and agrees to sell the Property to Buyer for the price and on the terms and conditions stated herein. Seller acknowledges receipt of an executed copy of this Agreement and authorizes Agent to deliver an executed copy to Buyer.

SELLER: [signature] ADDRESS: 5030 Campus Dr.
Secured Diversified Investment, LTD Newport Beach, CA 82660
By: William S. Biddle, VP Marketing & acquisitions 949-851-1050

SELLER: ____________________

DATE: ____________________

COMMERCIAL ESCROW INSTRUCTIONS

July 26, 2004

ESCROW NUMBER: 04154283-113-SDL
ESCROW OFFICER: Sue Lietzow

CHICAGO TITLE
1700 W. Horizon Ridge Pky #203,
Henderson, NV 89012
PHONE: (702) 492-6117
FAX: (702) 492-6134

The undersigned Spencer Springs, LLC ("SELLER"), and Roger Anderson ("BUYER"), hereby authorize, direct and instruct CHICAGO TITLE AGENCY OF NEVADA, INC. (CHICAGO TITLE), A NEVADA CORPORATION ("ESCROW AGENT"), as follows:

1. BUYER and SELLER have entered into that certain Purchase and Sale Agreement ("AGREEMENT"), a copy of which is attached hereto as EXHIBIT "A". Pursuant to the AGREEMENT, SELLER shall sell and BUYER shall buy certain real property of SELLER, described in attached EXHIBIT "B".

2. BUYER and SELLER desire to use ESCROW AGENT to receive and cause to be delivered the various documents and funds to be exchanged pursuant to the AGREEMENT, and to cause the requisite title policies to be issued.

3. These Escrow Instructions do not modify or amend the AGREEMENT between SELLER and BUYER unless such modification or amendment is specifically set forth herein.

4. ESCROW AGENT is hereby authorized and directed to examine the AGREEMENT and is empowered to perform all acts set forth in the AGREEMENT that are within the control of the ESCROW AGENT and are necessary or appropriate to close the transaction contemplated by the AGREEMENT. The delivery of funds and documents for recordation to ESCROW AGENT shall signify that all of the terms and conditions in the AGREEMENT have been complied with or waived to the satisfaction of BUYER and SELLER.

5. ESCROW AGENT is released from any liability or responsibility for any condition, agreement or provision in the AGREEMENT not within the control of the ESCROW AGENT or not necessary or appropriate to accomplish the closing.

6. Prorations, if required, shall be made on the basis of a thirty (30) day month.

7. "Close of Escrow" shall be defined as the date upon which all necessary documents are recorded with the appropriate County Recorder's Office.

8. When the conditions of this escrow have been complied with, ESCROW AGENT is authorized to deliver the instruments and funds required in connection with this escrow to the

persons entitled thereto. ESCROW AGENT will, at the close of escrow, record the documents necessary Deeds, Deeds of Trust and other instruments and issue the title insurance as set forth in the Agreement.

9. From funds due SELLER, ESCROW AGENT shall pay any encumbrances against the real property, except as set forth in the AGREEMENT. ESCROW AGENT shall pay any encumbrance(s) acting solely upon the written direction of the lienholder. It is expressly understood and agreed that ESCROW AGENT assumes no responsibility for the accuracy of any such statement or direction.

10. ESCROW AGENT shall charge to the appropriate party, all fees, expenses and charges incurred in connection with this transaction.

11. All disbursements by ESCROW AGENT shall be made in the form of a check, drawn on the account of CHICAGO TITLE AGENCY OF NEVADA, INC. All deposits made by or on behalf of the parties hereunder shall be in the form and manner, such as a Certified Check, Cashier's Check or bank wire. ESCROW AGENT shall not act upon nor disburse against any such deposits pending the clearance of same.

    Chicago Title reserves the right to earn interest on all trust funds and said interest shall be retained by Chicago Title, unless otherwise instructed to invest such funds for the benefit of one or more parties in this escrow.

12. In the event these instructions provide for title to be vested in an "ASSIGNEE" or "NOMINEE", ESCROW AGENT is authorized to insert the name of said Assignee or Nominee in the deed and related documents prior to delivery and recording of the same.

13. ESCROW AGENT is authorized to compute and insert appropriate dates and amounts on new encumbrances and notes, if any.

14. Time is of the essence of these instructions and each party shall comply with all requirements necessary to place this escrow in condition to close as per the terms and conditions of the agreement provided, however, that if the closing date falls on a Saturday, Sunday or holiday, the time limit herein set out is hereby extended through the next full business day. In the absence of written direction to the contrary ESCROW AGENT is authorized to take any administrative steps necessary to effect the closing of this escrow subsequent to the date set forth herein.

15. ESCROW AGENT shall have no liability in connection with any personal property which is the subject of this escrow.

WSP

GENERAL PROVISIONS

a) Either party hereunder claiming right of cancellation of this escrow, shall file written notice and demand for cancellation in the office of ESCROW AGENT. ESCROW AGENT shall, within three (3) business days following receipt of such written notice, notify the other party by depositing a copy of said notice in the United States Mail, to the last address filed with ESCROW AGENT. Should no address be filed, ESCROW AGENT shall deposit such notice in the United States Mail c/o General Delivery. The notice shall be deemed to have been given upon deposit of said notice in the United States Mail, addressed as specified herein, with proper postage affixed thereto, and no further notice or evidence of receipt shall be required.

Unless written objection to the cancellation notice is received by ESCROW AGENT within ten (10) days following ESCROW AGENT'S mailing of the notice, ESCROW AGENT is authorized to comply with the notice and demand upon payment of its cancellation charges and expenses. In the event that such written objection shall be filed, or in the event of other dispute between SELLER or BUYER, ESCROW AGENT is Authorized to hold all money and instruments in this escrow pending agreement of SELLER and BUYER or final order of a court of competent jurisdiction. SELLER and BUYER expressly agree and consent that ESCROW AGENT shall have the absolute right, at its election, to file a suit in interpleader and obtain an order from the court requiring SELLER and BUYER to interplead and litigate in such court their several claims and rights amongst themselves. In the event such suit is brought, SELLER and BUYER hereby jointly and severally agree to pay ESCROW AGENT all costs, expenses and reasonable attorney fees which it may expend or incur in such interpleader suit. ESCROW AGENT shall thereupon be fully released and discharged from all obligation to further perform any duties or obligations otherwise imposed by these instructions.

Upon receipt of cancellation instructions and prior to initiating interpleader action, ESCROW AGENT is authorized and directed to charge a holding fee of $20.00 per month for as long as such funds shall remain in ESCROW AGENT'S trust account. In the event of a cancellation of this escrow, ESCROW AGENT retains the right to impose a reasonable cancellation fee for services performed, the minimum amount of which shall be $100.00. ESCROW AGENT is authorized to deduct this fee from the funds held in escrow at the time of cancellation, irrespective of the depositing party.

b) In the event an action is instituted in connection with this escrow, in which ESCROW AGENT is named as a party or is otherwise compelled to make an appearance, all costs, expenses, attorney fees, and judgments ESCROW AGENT may expend or incur in said action, shall be the responsibility of the parties hereto.

c) These instructions in all parts applies to, inures to the benefit of and binds all parties hereto, their heirs, legatees, devisees, administrators, executors, successors and assigns, and whenever the context so requires, the masculine gender includes the feminine and neuter, and the singular includes the plural.

d) In the event that funds from this transaction remain in an account held by Escrow Agent for such a period of time that they are deemed "abandoned" under the provisions of Chapter 120A of the Nevada Revised Statutes, Escrow Agent is hereby authorized to impose a charge upon the dormant escrow account. Said charge shall be no less than $5.00 per month and may not exceed the highest rate of charge permitted by statute or regulation. Escrow Agent is further authorized and directed to deduct the charge from the dormant escrow account for as long as the funds are held by the Escrow Agent.

WSB

e) These instructions may be executed in counterpart and each shall be considered an original.

f) It is expressly understood and agreed that ESCROW AGENT, without any obligation to exercise such right, retains the right to resign as ESCROW AGENT, and/or to refrain from taking any act which, at the sole discretion of ESCROW AGENT is deemed inadvisable. No liability shall accrue to ESCROW AGENT for any such act or forbearance.

g) Seller is hereby made aware that there is a regulation which became effective January 1, 1987 that requires all Escrow Agents to complete a modified 1099 form, based upon specific information known only between parties in this transaction and the Escrow Agent. You are hereby authorized and instructed to provide this information to the Internal Revenue Service after the close of escrow in the manner prescribed. It is understood that without this information, this transaction will not close with Chicago Title as the Escrow Agent.

h) The parties acknowledge that, unless an exemption applies, FIRPTA requires that every buyer of real estate in the United States deduct and withhold from the Seller's proceeds an amount equal to 10% of the gross sales price, to be forwarded to the Internal Revenue Service. If the Buyer fails to deduct and withhold a sufficient amount on a non-exempt sale, the Buyer will be liable to the Internal Revenue Service for that amount of estimated tax.

The parties further acknowledge it is the Buyer's sole responsibility to ascertain the Seller's foreign status. ESCROW AGENT SHALL take no responsibility in connection with verification of Seller's foreign status nor with the withhold or payment of taxes in connection therewith.

SELLER and BUYER hereby acknowledge receipt of a complete copy of these instructions.

SELLERS:
Spencer Springs, LLC

By: William Biddle, Sr. Vice President

ADDRESS FOR NOTICES

____

____

BUYERS:

____

Roger Anderson

ADDRESS FOR NOTICES

____

____